NEWS RELEASE
Five Below, Inc. Announces Fourth Quarter and Fiscal 2021 Financial Results;
Provides Long-Term "Triple-Double" Vision at Investor Day 2022
Q4 Net Sales Increase of 16%; Q4 Comparable Sales Increase of 3.4%
Q4 EPS increase of 13% to $2.49
Increases U.S. store potential to 3,500+ or triple current level
Plans to double sales and more than double EPS through 2025

PHILADELPHIA, PA – (March 30, 2022) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the fourth quarter and full year of fiscal 2021 ended January 29, 2022, outlook for fiscal 2022 and its long-term vision at Investor Day 2022.

Joel Anderson, President and CEO of Five Below, stated, “We were very pleased with our fourth quarter results that capped off a record year. We delivered sales growth in line with our expectations against the difficult comparison to last year's stimulus-fueled comparable sales increase of 13.8%, and despite the impact of weather in January. The strength was broad-based, with Sports, Candy, Seasonal and Style worlds outperforming.”

Mr. Anderson continued, “Looking ahead to 2022, we will continue to play offense and focus on innovation and experience as we navigate a dynamic macro environment related to the lingering impacts of the pandemic. We are excited to grow our new Beyond store prototype, expand categories and pilot new services to further enhance the customer experience. Our expectations for fiscal 2022 are embedded in our new long-term vision.”

Mr. Anderson concluded, "We are excited to share this long-term vision today, referred to as ‘Triple-Double.’ We are increasing our store potential in the U.S. from 2,500+ to 3,500+, or triple our current store count, and we are planning to double our sales and more than double our EPS through fiscal 2025. We expect to open approximately 1,000 stores during this time, including 375 to 400 new stores over the next two fiscal years. Our teams remain dedicated to delivering high growth while executing against our key strategic initiatives within product, experience and supply chain, all while maintaining financial discipline and always placing the customer at the center of our decision-making."

For the fourth quarter ended January 29, 2022:
•Net sales increased by 16.1% to $996.3 million from $858.5 million in the fourth quarter of fiscal 2020; comparable sales increased by 3.4% versus the fourth quarter of fiscal 2020.
•The Company opened 17 new stores and ended the quarter with 1,190 stores in 40 states. This represents an increase in stores of 16.7% from the end of the fourth quarter of fiscal 2020.
•Operating income increased by 10.6% to $187.6 million from $169.6 million in the fourth quarter of fiscal 2020.
•The effective tax rate was 25.1% compared to 26.6% in the fourth quarter of fiscal 2020.
•Net income increased by 13.1% to $140.2 million from $123.9 million in the fourth quarter of fiscal 2020.
•Diluted income per common share increased by 13.2% to $2.49 from $2.20 in the fourth quarter of fiscal 2020.
•The Company repurchased 368,699 shares in the fourth quarter of fiscal 2021 at a cost of approximately $60.0 million.

For the fiscal year ended January 29, 2022:
•Net sales increased by 45.2% to $2,848.4 million from $1,962.1 million in fiscal 2020 and by 54.2% from $1,846.7 million in fiscal 2019; comparable sales increased by 30.3% versus fiscal 2020. For the comparable subset of stores that were open in both fiscal 2019 and fiscal 2021, sales increased 20%.
•The Company opened 170 net new stores compared to 120 net new stores opened in fiscal 2020.
•Operating income was $379.9 million compared to $154.8 million in fiscal 2020. Operating income increased by 74.8% from $217.3 million in fiscal 2019.
•Interest expense and other, net was $13.2 million compared to $1.7 million in fiscal 2020 and interest income and other, net of $4.3 million in fiscal 2019. The increase in expense was primarily due to the write-down of an equity investment.
•The effective tax rate was 24.0% compared to 19.4% in fiscal 2020 and 21.0% in fiscal 2019.
•Net income was $278.8 million compared to $123.4 million in fiscal 2020. Net income increased by 59.3% from $175.1 million in fiscal 2019.
•Diluted income per common share was $4.95 compared to $2.20 in fiscal 2020 and $3.12 in fiscal 2019. The benefit from share-based accounting was approximately $0.06 in fiscal 2021, approximately $0.08 in fiscal 2020, and approximately $0.14 in fiscal 2019.

First Quarter and Fiscal 2022 Outlook:
The Company expects the following results for the first quarter and full year of fiscal 2022. This guidance reflects pandemic driven delays in construction and permitting that have resulted in a shift of stores into the second half of fiscal 2022 and the first half of fiscal 2023, and ongoing inflationary impacts. This guidance does not include the impact of share repurchases, if any.

For the first quarter of fiscal 2022:
•Net sales are expected to be in the range of $644 million to $658 million based on opening approximately 35 new stores and assuming an approximate flat to 2% decrease in comparable sales.
•Net income is expected to be in the range of $30 million to $35 million.
•Diluted income per common share is expected to be in the range of $0.54 to $0.62 on approximately 56.1 million diluted weighted average shares outstanding.

For the full year of fiscal 2022:
•Net sales are expected to be in the range of $3.16 billion to $3.26 billion based on opening approximately 160 new stores and assuming an approximate flat to 3% increase in comparable sales.
•Net income is expected to be in the range of $292 million to $320 million.
•Diluted income per common share is expected to be in the range of $5.19 to $5.70 on approximately 56.2 million diluted weighted average shares outstanding.

Long-Term Vision and Strategic Outlook:
As part of today's Investor Day 2022, the Company is sharing its "Triple-Double" growth vision and long-term targets. Embedded in this vision are the following expectations:
•Triple store count to 3,500+ by the end of fiscal 2030
•Achieve the following by the end of fiscal 2025:
◦Double sales
◦More than double EPS
◦Grow operating margin to approximately 14%
◦Open approximately 1,000 stores:
▪375-400 new stores over the next two fiscal years
▪550-600 new stores over fiscal years 2024 and 2025

Investor Day Webcast:
The meeting will begin at 9:00 a.m. Eastern Time today, and will webcast live at http://investor.fivebelow.com/. An archived replay will be available two hours after the conclusion of the live event. Questions about the event should be directed to InvestorDay2022@fivebelow.com.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including closures of our stores, adverse impacts on our sales and operations, future impairment charges and the risk of global recession, and the impact of government regulation), risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,200 stores in 40 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
InvestorDay2022@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash and cash equivalents	$64,973	$268,783
Short-term investment securities	277,141	140,928
Inventories	455,104	281,267
Prepaid income taxes and tax receivable	11,325	6,350
Prepaid expenses and other current assets	96,196	58,085
Total current assets	904,739	755,413
Property and equipment, net	777,497	565,351
Operating lease assets	1,151,395	975,862
Long-term investment securities	37,717	—
Other assets	9,112	18,144
	$2,880,460	$2,314,770

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—
Accounts payable	196,461	138,622
Income taxes payable	28,096	2,025
Accrued salaries and wages	53,539	43,445
Other accrued expenses	145,268	108,504
Operating lease liabilities	163,537	143,074
Total current liabilities	586,901	435,670
Other long-term liabilities	1,663	1,048
Deferred income taxes	36,156	28,911
Long-term operating lease liabilities	1,135,456	967,255
Total liabilities	1,760,176	1,432,884
Shareholders’ equity:
Common stock	556	559
Additional paid-in capital	280,666	321,075
Retained earnings	839,062	560,252
Total shareholders’ equity	1,120,284	881,886
	$2,880,460	$2,314,770

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen weeks ended		Fifty-two weeks ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales	$996,332	$858,514	$2,848,354	$1,962,137
Cost of goods sold	599,438	517,584	1,817,910	1,309,807
Gross profit	396,894	340,930	1,030,444	652,330
Selling, general and administrative expenses	209,318	171,322	650,564	497,527
Operating income	187,576	169,608	379,880	154,803
Interest (expense) income and other, net	(505)	(719)	(13,177)	(1,736)
Income before income taxes	187,071	168,889	366,703	153,067
Income tax expense	46,875	44,952	87,893	29,706
Net income	$140,196	$123,937	$278,810	$123,361
Basic income per common share	$2.50	$2.22	$4.98	$2.21
Diluted income per common share	$2.49	$2.20	$4.95	$2.20
Weighted average shares outstanding:
Basic shares	55,995,978	55,901,221	55,999,713	55,816,508
Diluted shares	56,315,019	56,240,633	56,303,854	56,060,039

FIVE BELOW, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fifty-two weeks ended
	January 29, 2022	January 30, 2021
Operating activities:
Net income	$278,810	$123,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,831	69,345
Share-based compensation expense	25,787	9,551
Deferred income tax expense	7,245	20,195
Other non-cash expenses	708	2,572
Changes in operating assets and liabilities:
Inventories	(173,837)	42,761
Prepaid income taxes and tax receivable	(4,975)	(2,287)
Prepaid expenses and other assets	(26,287)	17,141
Accounts payable	61,559	11,146
Income taxes payable	26,071	(7,480)
Accrued salaries and wages	10,094	23,572
Operating leases	13,131	29,362
Other accrued expenses	24,775	26,727
Net cash provided by operating activities	327,912	365,966
Investing activities:
Purchases of investment securities and other investments	(477,082)	(192,612)
Sales, maturities, and redemptions of investment securities	299,652	105,912
Capital expenditures	(288,167)	(200,189)
Net cash used in investing activities	(465,597)	(286,889)
Financing activities:
Borrowing on note payable under Revolving Credit Facility	—	50,000
Repayment of note payable under Revolving Credit Facility	—	(50,000)
Cash paid for Revolving Credit Facility financing costs	—	(2,029)
Net proceeds from issuance of common stock	828	477
Repurchase and retirement of common stock	(60,011)	(12,663)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	390	5,348
Common shares withheld for taxes	(7,332)	(3,917)
Net cash used in financing activities	(66,125)	(12,784)
Net (decrease) increase in cash and cash equivalents	(203,810)	66,293
Cash and cash equivalents at beginning of year	268,783	202,490
Cash and cash equivalents at end of year	$64,973	$268,783